Exhibit 4.1

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE NOVEMBER 12, 2025.

THE SECURITIES REPRESENTED HEREBY AND THE SECURITIES ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES FOR THE BENEFIT OF PERMEX PETROLEUM CORPORATION (THE “ISSUER”) THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE ISSUER, (B) OUTSIDE OF THE UNITED STATES IN ACCORDANCE WITH RULES 903 OR 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT AND IN COMPLIANCE WITH LOCAL LAWS AND REGULATIONS, (C) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE U.S. SECURITIES ACT AND IS AVAILABLE FOR RESALE OF THE SECURITIES, OR (D) IN ACCORDANCE WITH (1) RULE 144A UNDER THE U.S. SECURITIES ACT, IF AVAILABLE, OR (2) ANOTHER AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE U.S. SECURITIES ACT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, PROVIDED THAT, IN THE CASE OF (D)(2) ABOVE OR IF OTHERWISE REQUIRED BY THE ISSUER, AN OPINION OF COUNSEL OF RECOGNIZED STANDING REASONABLY SATISFACTORY TO THE ISSUER, IS PROVIDED. DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE GOOD DELIVERY IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.

THIS CONVERTIBLE DEBENTURE MAY NOT BE CONVERTED UNLESS THE CONVERTIBLE DEBENTURE AND THE UNDERLYING SECURITIES HAVE BEEN REGISTERED UNDER THE U.S. SECURITIES ACT AND THE APPLICABLE SECURITIES LEGISLATION OF ANY SUCH STATE, OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS IS AVAILABLE. “UNITED STATES” AND “U.S. PERSON” ARE AS DEFINED BY REGULATION S UNDER THE U.S. SECURITIES ACT.

PERMEX PETROLEUM CORPORATION

10.00% SENIOR SECURED CONVERTIBLE DEBENTURE

DEBENTURE
CERTIFICATE NUMBER:CD2025-07-01	PRINCIPAL AMOUNT: US$2,000,000.00

PERMEX PETROLEUM CORPORATION, a corporation formed under the laws of the British Columbia (the “Borrower”), for value received, hereby acknowledges itself indebted and promises to pay to or to the order of Kent Lindemuth (hereinafter referred to as the “Debentureholder”), the principal amount of US$2,000,000.00 (the “Principal Amount”) in the manner hereinafter provided at the address of the Debentureholder, or at such other place or places as the Debentureholder may designate by notice in writing to the Borrower, on the Maturity Date, and to pay interest to the Debentureholder on the Principal Amount outstanding from time to time owing hereunder to the date of payment as hereinafter provided, both before and after maturity or demand, default and judgment.

In accordance with Section 3.1 of Schedule A attached hereto, upon the occurrence of a Conversion Event the Principal Amount shall be converted automatically into Common Shares at a price equal to the Conversion Price. At any time prior to the Maturity Date, the Debentureholder shall have the option, but not the obligation, to convert the entire Principal Amount and all accrued and unpaid interest thereon, into Common Shares at the Conversion Price pursuant to Section 3.2 of Schedule A attached hereto.

In the event that this Debenture is not converted into Common Shares, then the outstanding Principal Amount owing together with any accrued and unpaid interest owing thereon and all other amounts now or hereafter payable hereunder (collectively, the “Obligations”) shall be due and payable on the Maturity Date in accordance with the terms hereof. This Debenture is issued subject to the terms and conditions appended hereto as Schedule A.

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IN WITNESS WHEREOF, the Borrower has caused this Debenture to be executed by a duly authorized officer.

DATED for reference July 11, 2025 (the “Effective Date”).

permex petroleum corporation

Per:	/s/ Brad Taillon
Name:	Brad Taillon
Title:	Chief Executive Officer

(See terms and conditions attached hereto)

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Schedule A – Terms and Conditions for 10.00% Senior Secured Convertible Debenture

Article 1 – INTERPRETATION

Section 1.1 Definitions

In this Debenture, the following terms shall have the following meanings:

(1) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such term is used in and construed under Rule 405 under the Exchange Act;

(2) “Applicable Securities Laws” means the securities laws of the United States, each of the applicable states of the United States, the securities laws of Canada and of any province or territory of Canada, if applicable, and the rules, regulations and policies of any United States or Canadian securities regulatory authority administering such securities laws, as the same shall be in effect from time to time;

(3) “Business” means the business of the Borrower being an independent energy company engaged in the acquisition, exploration, development and production of oil and natural gas properties on private, state and federal land in the United States, primarily in the Permian Basin region of West Texas and Southeast New Mexico which includes the Midland – Central Basin and Delaware Basin;

(4) “Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Dallas, Texas are authorized by law to close;

(5) “Common Shares” means the common shares, no par value of the Borrower;

(6) “Conversion Election Date” has the meaning attributed thereto in Section 3.2;

(7) “Conversion Event” means the completion by the Borrower of a Qualified Financing prior to the Maturity Date, where the price per Common Share sold in such Qualified Financing is equal to, or greater than, the Conversion Price;

(8) “Conversion Price” means US$2.54, subject to adjustment as set forth herein;

(9) “CSE” has the meaning attributed thereto in Section 3.1;

(10) “Debenture” means this 10.00% senior secured convertible debenture;

(11) “Effective Date” shall have the attributed to on the signature page;

(12) “Event of Default” has the meaning attributed thereto in Section 6.1;

(13) “Excess” has the meaning attributed thereto in Section 2.3;

(14) “Exchange Act” means the United States Securities Exchange Act of 1934, as amended;

(15) “Interest” has the meaning attributed thereto in Section 2.3;

(16) “Interest Payment Date” means the Maturity Date, or the date on which all or any portion of this Debenture is repaid;

(17) “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities;

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(18) “Lock-Up Period” means the period commencing on the closing date of a Qualified Financing and terminating on the date that is the 180th calendar day after such date;

(19) “Maturity Date” means July 11, 2026;

(20) “Merger” means any transaction (whether by way of consolidation, amalgamation, merger, transfer, sale or lease) whereby all or substantially all of the Borrower’s assets would become the property of any other Person, or, in the case of any such consolidation, amalgamation or merger, of the continuing corporation or other entity resulting therefrom;

(21) “Permitted Liens” means (a) liens for Taxes, fees, assessments, or other governmental charges or levies, either not delinquent or being contested; (b) liens of landlords, warehouseman, processors, suppliers, materialmen, mechanics, carriers, or other similar liens arising in the ordinary course of business and securing obligations which are not delinquent or are being contested in good faith by appropriate proceedings (which proceedings have the effect of preventing the enforcement of such lien) for which adequate reserves are being maintained; (c) liens which constitute banker’s liens, rights of set-off, or similar rights as to deposit accounts or other funds maintained with a bank or other financial institution (but only to the extent such banker’s liens, rights of set-off or other rights are in respect of customary service charges relative to such deposit accounts and other funds, and not in respect of any loans or other extensions of credit by such bank or other financial institution to Borrower); (d) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto; (e) cash deposits or pledges made (i) to secure the payment of worker’s compensation, unemployment insurance, or other social security benefits or obligations, public or statutory obligations or (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of the Borrower in the ordinary course of business supporting obligations of the type set forth in the foregoing clause (i); (f) judgement Liens arising solely as a result of the existence of judgements, orders or awards that do not constitute an Event of Default;, (g) the interests of lessors under operating leases and non-exclusive licensors under license agreements; (h) non-exclusive licenses of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business, (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods; and (j) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Borrower in the ordinary course of business;

(22) “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof;

(23) “Principal Trading Market” means, (i) if the Debentureholder elects to receive Common Shares upon conversion of this Debenture pursuant to The Canadian Depository for Securities (CDS) or the Debentureholder does make any election, the Trading Market relating to such exercise shall refer to the principal Trading Market in Canada, and (ii) if the Debentureholder elects to receive Common Shares upon conversion of this Debenture pursuant to The Depository Trust Company (DTC), the Trading Market relating to such exercise shall refer to the principal Trading Market in the United States;

(24) “Purchase Agreement” means the agreement of even date herewith between Borrower and Debentureholder under which the Debentures and Warrants are being issued;

(25) “Qualified Financing” a transaction or series of related transactions pursuant to which the Borrower issues and sells Common Shares to investors for aggregate gross proceeds of at least $7.5 million (excluding all proceeds from the incurrence of indebtedness that is converted into such capital stock, or otherwise cancelled in consideration for the issuance of such Common Shares) in an arms-length transaction with the principal purpose of raising capital;

(26) “Registration Rights Agreement” has the meaning set forth in Section 3.10 hereof;

(27) “SEC” means the United States Securities and Exchange Commission;

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(28) “Securities Act” means the United States Securities Act of 1933, as amended;

(29) “Security Agreement” has the meaning set forth in Section 2.5 hereof;

(30) “Subsidiary” means as to any Person, any corporation or other business entity in which such Person or one or more of its Subsidiaries owns, directly or indirectly, sufficient equity or voting interests to enable it or them (as a group) to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries;

(31) “Taxes” means any present or future income and other taxes, levies, rates, royalties, deductions, withholdings, assessments, fees, dues, duties, imposts and other charges of any nature whatsoever, together with any interest and penalties, additions to tax and other additional amounts, levied, assessed or imposed by any governmental authority;

(32) “trading day” means a day on which the Trading Market is open for trading;

(33) “Trading Market” means any of the following markets or exchanges on which the Common Shares is listed or quoted for trading on the date in question: the Canadian Securities Exchange, the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange, OTC Pink, OTCQB or OTCQX (or any successors to any of the foregoing);

(34) “Transaction Documents” means this Debenture, the Warrants, the Purchase Agreement, the Security Agreement, the Registration Rights Agreement, all exhibits and schedules thereto and hereto and any other documents or agreements executed in connection with the transactions contemplated under the Purchase Agreement;

(35) “Warrants” means share purchase warrants of the Borrower exercisable into one Common Share for a period of five years from the date of issuance at a price equal to US$2.54.

Section 1.2 Headings

The inclusion of headings in this Debenture is for convenience of reference only and shall not affect the construction or interpretation hereof.

Section 1.3 Currency

All amounts in this Debenture are stated and shall be paid in currency of the United States.

Section 1.4 Number, Gender and Persons

Unless the context otherwise requires, words importing the singular in number only shall include the plural and vice versa, words importing the use of gender shall include the masculine, feminine and neuter genders and words importing persons shall include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities.

Section 1.5 Severability

If any provision of this Debenture is determined by a Court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such determination shall not impair or affect the validity, legality or enforceability of the remaining provisions hereof, and each such provision shall be interpreted in such a manner as to render them valid, legal and enforceable to the greatest extent permitted by applicable law. Each provision of this Debenture is declared to be separate, severable and distinct.

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Section 1.6 Entire Agreement

This Debenture, including any schedules attached hereto, constitutes the entire agreement between the Borrower and the Debentureholder relating to the subject matter hereof, and supersedes all prior agreements, representations, warranties, statements, promises, information, arrangements, understandings, conditions or collateral agreements, whether oral or written, express or implied, with respect to the subject matter hereof.

Article 2 – PAYMENT OF PRINCIPAL, INTEREST AND OTHER CONSIDERATIONS

Section 2.1 Repayment of Principal

Subject to the terms and conditions hereof, the Principal Amount outstanding on this Debenture, together with any accrued and unpaid interest owing thereon, shall be repaid by the Borrower to the Debentureholder in cash on the Maturity Date.

Section 2.2 Interest Payable

Interest on the Principal Amount outstanding under this Debenture shall be simple (not compounding) interest and shall begin to accrue on the Effective Date at the rate of ten percent (10%) per annum, calculated and payable on the Interest Payment Date. Interest under this Debenture shall be computed on the basis of a 360-day year and the actual number of days elapsed.

Section 2.3 Maximum Interest

Regardless of any provision contained in this Debenture or any other related document, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by a Debentureholder pursuant to the terms of this Debenture or any other related document and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law (including resulting in an amount or at a rate that would result in the receipt by a Debentureholder of interest at a criminal rate, as the terms “interest” and “criminal rate” are defined under the Criminal Code (Canada)), which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. No agreements, conditions, provisions or stipulations contained herein or in any other related documents or the exercise by a Debentureholder of the right to accelerate the payment or the maturity of all or any portion of the obligations of the Borrower pursuant to this Debenture or the prepayment by the Borrower of any of its obligations under this Debenture, or the occurrence of any contingency whatsoever, shall entitle a Debentureholder to charge or receive, in any event, interest or charges, amounts, premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to collectively as “Interest”) in excess of the maximum rate allowable under applicable law and in no event shall the Borrower be obligated to pay Interest exceeding such maximum rate, and all agreements, conditions, or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel the Borrower to pay Interest exceeding the maximum rate allowable under applicable law shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such maximum rate. If any Interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), the Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the indebtedness outstanding pursuant to the Debenture and the balance, if any, returned to the Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship. For the purpose of determining whether or not any Excess has been contracted for, charged or received by a Debentureholder, all Interest at any time contracted for, charged or received from the Borrower in connection with this Debenture or any other related document shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Debenture.

Section 2.4 Method of Paying of Interest

The Borrower shall satisfy its obligation to pay interest on the Debenture on the Interest Payment Date, in cash, except upon the occurrence of a Conversion Event whereby the interest on the Debenture will be converted to Common Shares in accordance with Article 3 hereof.

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Section 2.5 Rank; Security

This Debenture will constitute a direct secured obligation of the Borrower. This Debenture will rank senior to all current debt of the Borrower, subject to statutory preferred exceptions and Permitted Liens, and in priority to all future unsecured indebtedness of the Borrower. The obligations of the Borrower under this Debenture are secured by those certain assets of the Borrower designated as “Collateral” under the executed copy of the Security Agreement (the “Security Agreement”), dated as of the date hereof, between the Borrower and the Debentureholder, as Collateral Agent for the Secured Parties (as defined therein). Execution of the Security Agreement will occur at the time of the execution of this Debenture.

Section 2.6 Prepayment

Borrower shall have the right to prepay this Debenture at any time in whole or in part at any time without the consent of the Debentureholder and without penalty.

Article 3– CONVERSION

Section 3.1 Automatic Conversion

In the event of a Conversion Event, the entire Principal Amount and all accrued and unpaid interest thereon, shall automatically, without any action on the part of the Debentureholder, convert into Common Shares at the Conversion Price (subject to adjustment as set forth herein). Notwithstanding the foregoing, in the event that either (a) the Borrower determines in its sole discretion that the issuance of any of the Common Shares upon the conversion of the Principal Amount, any accrued and unpaid interest, or both, would violate any Applicable Securities Law or the policies of the Canadian Securities Exchange (the “CSE”) or any other applicable stock exchange on the date of the Conversion Event, or (b) the Debentureholder provides notice to the Borrower prior to the consummation of the Conversion Event that the Debentureholder would prefer to receive cash in lieu of Common Shares, then in each case the Debentureholder shall receive cash in lieu of the Common Shares the Debentureholder would have been otherwise entitled to receive. In particular, no Common Shares will be issued upon conversion of any accrued and unpaid interest in the event that such conversion would violate the policies of any applicable securities exchange, including but not limited to, the CSE, or the application of Section 2.3 hereof. Upon conversion of this Debenture pursuant to this Section 3.1 and the delivery of the Common Shares pursuant to Section 3.3 below, the Debentureholder will no longer be a holder of this Debenture and shall have no rights hereunder.

Section 3.2 Optional Conversion

At any time prior to the Maturity Date, the Debentureholder has the option, but not the obligation, to convert the entire Principal Amount and all accrued and unpaid interest thereon, into Common Shares at the Conversion Price (subject to adjustment as set forth herein). In the event that the Borrower determines in its sole discretion that the issuance of any of the Common Shares upon the conversion of the Principal Amount, any accrued and unpaid interest, or both, would violate any Applicable Securities Law or the policies of the Canadian Securities Exchange (the “CSE”) or any other applicable stock exchange on the date the Debentureholder gives notice of their intention to convert the Debenture into Common Shares (the “Conversion Election Date”), the Debenture shall not be converted into Common Shares and shall continue to be outstanding. In particular, no Common Shares will be issued upon conversion of any accrued and unpaid interest in the event that such conversion would violate the policies of any applicable securities exchange, including but not limited to, the CSE, or the application of Section 2.3 hereof. Upon conversion of this Debenture pursuant to this Section 3.2 and the delivery of the Common Shares pursuant to Section 3.3 below, the Debentureholder will no longer be a holder of this Debenture and shall have no rights hereunder.

Section 3.3 Conversion Procedure

Upon a Conversion Event triggering the automatic conversion of this Debenture under Section 3.1 or upon the election by the Debentureholder to convert this Debenture pursuant to Section 3.2, Debentureholder shall surrender this Debenture (or a notice to the effect that the original Debenture has been lost, stolen or destroyed and an agreement acceptable to the Borrower whereby the Debentureholder agrees to indemnify the Borrower from any loss incurred by it in connection with this Debentureholder) at least one Business Day prior a Conversion Event, or in the case of an election by the Debentureholder to convert this Debenture pursuant to Section 3.2, on the Conversion Election Date. In connection with a Conversion Event, Debentureholder hereby agrees to execute and deliver to the Borrower all transaction documents entered into by other purchasers of the Common Shares issued in the applicable Qualified Financing, including, as applicable, a purchase agreement and any ancillary agreements, with customary representations and warranties and transfer restrictions. The Borrower shall, as soon as practicable after receiving the Debenture along with the other documentation required under this Section 3.3, issue and deliver to such Debentureholder a certificate or certificates (if certificated) for the number of Common Shares to which the Debentureholder shall be entitled upon conversion of their Debenture.

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Section 3.4 Adjustment of Conversion Price

The Conversion Price in effect at any date shall be subject to adjustment from time to time as follows:

(1) If and whenever at any time prior to the Maturity Date, the Borrower shall:

(a)	subdivide or re-divide the outstanding Common Shares into a greater number of Common Shares;

(b)	reduce, combine or consolidate the outstanding Common Shares into a smaller number of Common Shares;

(c)	issue Common Shares (or securities convertible into or exchangeable for Common Shares) to the holders of all or substantially all of the outstanding Common Shares by way of stock dividend or other distribution;

(d)	issue of rights, options or warrants to the holders of all or substantially all of Common Shares;

(e)	make a distribution on its outstanding Common Shares payable in Common Shares or securities exchangeable for or convertible into Common Shares; or

(f)	make a distribution to all or substantially all of the holders of Common Shares of any other class of shares, rights, options or warrants, evidences of indebtedness or assets,

then the Conversion Price in effect on the effective date of such subdivision, re-division, reduction, combination or consolidation or on the record date for such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a stock dividend or other distribution, as the case may be, shall, in the case of the events referred to in Section 3.4(1)(a), (c), (d), (e) and (f) above, be decreased in proportion to the increase in the number of outstanding Common Shares resulting from such subdivision, re-division or dividend (including, in the case where securities convertible into or exchangeable for Common Shares are issued, the number of Common Shares that would have been outstanding had such securities been converted into or exchanged for Common Shares on such effective or record date) or shall, in the case of the events referred to in Section 3.4(1)(b) above, be increased in proportion to the decrease in the number of outstanding Common Shares resulting from such reduction, combination or consolidation on such effective or record date. Such adjustment shall be made successively whenever any event referred to in this Section 3.4(1) shall occur. Any such issue of Common Shares (or securities convertible into or exchangeable for Common Shares) by way of a stock dividend or other distribution shall be deemed to have been made on the record date for the stock dividend or other distribution for the purpose of calculating the number of outstanding Common Shares under Section 3.4(2) and (3); to the extent that any such securities are not converted into or exchanged for Common Shares prior to the expiration of the conversion or exchange right, the Conversion Price shall be readjusted effective as at the date of such expiration to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued on the exercise of such conversion or exchange right.

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(2) If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the issuance of rights, options or warrants to all or substantially all the holders of its outstanding Common Shares entitling them, for a period expiring not more than forty-five (45) days after such date of issue (such period from the record date to the date of expiry being referred to in this Section 3.4(2) as the “Rights Period”), to subscribe for or purchase Common Shares (or securities convertible into or exchangeable for Common Shares) (such subscription price per Common Share (inclusive of any cost of acquisition of securities exchangeable for or convertible into Common Shares in addition to any direct cost of Common Shares) being referred to in this Section 3.4(2) as the “Per Share Cost”), the Borrower shall give written notice to the Debentureholder with respect thereto (any of such events herein referred to as a “Rights Offering”), and the Debentureholder shall have fifteen (15) days after receipt of such notice to elect to convert any or all of the Principal Amount of this Debenture into Common Shares at the then applicable Conversion Price and otherwise on terms and conditions set out in this Debenture. The Conversion Price will be adjusted effective immediately after the end of the Rights Period to a price determined by multiplying the Conversion Price in effect immediately prior to the end of the Rights Period by a fraction:

(a)	the numerator of which is the aggregate of:

(i)	the number of Common Shares outstanding as of the record date for the Rights Offering; and

(ii)	the number determined by dividing the product of the Per Share Cost and:

(A)	where the event giving rise to the application of this Section 3.4(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase additional Common Shares, the number of Common Shares so subscribed for or purchased during the Rights Period, or

(B)	where the event giving rise to the application of this Section 3.4(2) was the issue of rights, options or warrants to the holders of Common Shares under which such holders are entitled to subscribe for or purchase securities exchangeable for or convertible into Common Shares, the number of Common Shares for which those securities so subscribed for or purchased during the Rights Period could have been exchanged or into which they could have been converted during the Rights Period, by the Current Market Price (as hereinafter defined) of the Common Shares as of the record date for the Rights Offering; and

(b)	the denominator of which is

(i)	in the case described in subparagraph 3.4(2)(a)(ii)(A), the number of Common Shares outstanding, or

(ii)	in the case described in subparagraph 3.4(2)(a)(ii)(B), the number of Common Shares that would be outstanding if all the Common Shares described in subparagraph 3.4(2)(a)(ii)(B) had been issued,

as at the end of the Rights Period.

“Current Market Price” of the Common Shares at any date, means the average closing price per Common Share on the OTCQB, if the Common Shares are not quoted on the OTCQB, then the average closing price per Common Share on the stock exchange or over-the-counter market where the Common Shares are currently trading, for any 20 consecutive trading days selected by the Borrower commencing not later than 45 trading days and ending no later than five (5) trading days before such date; provided, or in the event that at any date the Common Shares are not quoted on the OTCQB or trading on any exchange or over-the-counter market, the current market price shall be as determined by the directors of the Borrower or, at the request of the Debentureholder, such firm of independent chartered accountants as may be selected by the directors of the Borrower, acting reasonably, and in good faith in their sole discretion for these purposes.

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If by the terms of the rights, options or warrants referred to in this Section 3.4(2), there is more than one purchase, conversion or exchange price per Common Share, the aggregate price of the total number of additional Common Shares offered for subscription or purchase, or the aggregate conversion or exchange price of the convertible securities so offered, will be calculated for purposes of the adjustment on the basis of

(c)	the lowest purchase, conversion or exchange price per Common Share, as the case may be, if such price is applicable to all Common Shares which are subject to the rights, options or warrants, and

(d)	the average purchase, conversion or exchange price per Common Share, as the case may be, if the applicable price is determined by reference to the number of Common Shares acquired.

To the extent that any adjustment in the Conversion Price occurs pursuant to this Section 3.4(2) as a result of the fixing by the Borrower of a record date for the distribution of rights, options or warrants referred to in this Section 3.4(2), the Conversion Price will be readjusted immediately after the expiration of any relevant exchange, conversion or exercise right to the Conversion Price which would then be in effect based upon the number of Common Shares actually issued and remaining issuable after such expiration, and will be further readjusted in such manner upon expiration of any further such right.

(3) If and whenever at any time prior to the Maturity Date, the Borrower shall fix a record date for the making of a distribution to all or substantially all the holders of its outstanding Common Shares of (i) shares of any class other than Common Shares (or other than securities convertible into or exchangeable for Common Shares), or (ii) rights, options or warrants (other than rights, options or warrants referred to in Section 3.4(2)), or (iii) evidences of its indebtedness, or (iv) assets (other than dividends paid in the ordinary course) then, in each such case, the Borrower shall give written notice to the Debentureholder with respect thereto.

The Conversion Price will be adjusted effective immediately after such record date to a price determined by multiplying the Conversion Price in effect on such record date by a fraction:

(a)	the numerator of which is:

(i)	the product of the number of Common Shares outstanding on such record date and the Current Market Price of the Common Shares on such record date; less

(ii)	the aggregate fair market value (as determined by action by the directors of the Borrower, acting reasonably) to the holders of the Common Shares of such securities or property or other assets so issued or distributed in the Special Distribution; and

(b)	the denominator of which is the number of Common Shares outstanding on such record date multiplied by the Current Market Price of the Common Shares on such record date.

(4) In the case of any reclassification of, or other change in, the outstanding Common Shares pursuant to a Merger, the Conversion Price in effect after the effective date of such Merger shall be increased or decreased, as the case may be, in proportion to any decrease or increase in the number of outstanding Common Shares resulting from such Merger so that the Debentureholder, upon the conversion of the Debenture after the effective date of such Merger, will be entitled to receive the aggregate number of Common Shares which the Debentureholder would have been entitled to receive as a result of such Merger if, on the effective date thereof, the Debentureholder had been the registered holder of the number of Common Shares to which the Debentureholder would have acquired upon the conversion of the Debenture prior to the effective date of the Merger.

(5) In the case of any reclassification of, or other change in, the outstanding Common Shares (other than a change referred to in Sections 3.4(1), (2), (3) and (4) hereof), the Conversion Price shall be adjusted in such manner, if any, and at such time, as the Board of Directors of the Borrower determines to be appropriate on a basis consistent with the intent of this Section 3.4(5); provided that if at any time a dispute arises with respect to adjustments provided for in this Article 3, such dispute will be conclusively determined by the auditors of the Borrower or if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by action by the directors of the Borrower, acting reasonably, and any such determination will be binding on the Borrower and the Debentureholder. The Borrower will provide such auditors or accountants with access to all necessary records of the Borrower. If and whenever at any time after the date hereof there is a reclassification or redesignation of the Common Shares outstanding at any time or change of the Common Shares into other shares or into other securities (other than as set out in Sections 3.4(1), (2), (3) and (4), or a consolidation, amalgamation or Merger of the Borrower with or into any other corporation or other entity (other than a consolidation, amalgamation or Merger which does not result in any reclassification or redesignation of the outstanding Common Shares or a change of the Common Shares into other shares and other than as set forth in Section 3.4(4), or a transfer of the undertaking or assets of the Borrower as an entirety or substantially as an entirety to another corporation or other entity (any of such events being called a “Capital Reorganization”), the Debentureholder after the effective date of such Capital Reorganization, will be entitled to receive in lieu of the number of Common Shares to which the Debentureholder was theretofore entitled prior such Capital Reorganization, the aggregate number of shares, other securities or other property, if any, which the Debentureholder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof, the Debentureholder had been the registered holder of the number of Common Shares to which the Debentureholder would have received upon the conversion of the Debenture.

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(6) In any case in which this Section 3.4(6) shall require that an adjustment shall become effective immediately after a record date for an event referred to herein, the Borrower may defer, until the occurrence of such event, issuing to the Debentureholder before the occurrence of such event, the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event before giving effect to such adjustment; provided, however, that the Borrower shall deliver to the Debentureholder an appropriate instrument evidencing the Debentureholder’s right to receive such additional Common Shares upon the occurrence of the event requiring such adjustment and the right to receive any distributions made on such additional Common Shares declared in favour of holders of record of Common Shares on and after the Issue Date or such later date as the Debentureholder would, but for the provisions of this Section 3.4(6), have become the holder of such additional Common Shares pursuant to Section 3.4(2).

(7) The adjustments provided for in this Section 3.4(7) are cumulative and shall apply to successive subdivisions, redivisions, reductions, combinations, consolidations, distributions, issues or other events resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section, no adjustment of the Conversion Price shall be required unless such adjustment would require an increase or decrease of at least 1% in the Conversion Price then in effect; provided, however, that any adjustments which by reason of this Section 3.4(7) are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

Section 3.5 No Requirement to Issue Fractional Common Shares

The Borrower shall not be required to issue fractional Common Shares upon the conversion of the Debenture pursuant to this Article 3. If any fractional interest in a Common Share, would, except for the provisions of this Section 3.5, be deliverable upon the conversion of any amount hereunder, the number of Shares to be issued shall be rounded to the nearest whole Common Share.

Section 3.6 Certificate as to Adjustment

The Borrower shall from time to time, immediately after the occurrence of any event which requires an adjustment or readjustment as provided in Section 3.4(2), deliver an officer’s certificate to the Debentureholder specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Subject to the dispute resolution procedure in subsection 3.4(5), such certificate shall be binding and determinative of the adjustment to be made, absent manifest error.

Section 3.7 Shareholder of Record

For all purposes, on the Issue Date the Debentureholder shall be deemed to have become the holder of record of the Common Shares into which the Principal Amount and any accrued and unpaid interest of this Debenture (or a portion thereof) is converted in accordance with Sections 3.1 or 3.2.

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Section 3.8 Agreement to Lock-Up

(1) The Debentureholder will not during the Lock-Up Period (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any Common Shares received upon the conversion of this Debenture; or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Shares received upon the conversion of this Debenture, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Shares or other securities, in cash or otherwise.

(2) The provisions of Section 3.8(1) do not apply to transfers of Common Shares received upon the conversion of this Debenture (a) by will, other testamentary document or intestate succession to the legal representative, heir, beneficiary or an immediate family member of the Debentureholder; or (b) by operation of law, such as pursuant to a qualified domestic order or as required by a divorce settlement (provided, however, that such transfer shall not involve a disposition for value); or (c) with respect to Debentureholder that is a corporation, limited liability company, partnership, trust or other entity, transfers to its shareholders, members, partners or trust beneficiaries as part of a distribution, or to any corporation, partnership or other entity that is its Affiliate (provided, however, that the transferee agrees to be bound in writing by the terms of this Section 3.8 prior to such transfer, and such transfer shall not involve a disposition for value).

(3) In order to enforce the Lock-Up Period, the Borrower may (a) impose stop-transfer instructions with respect to the Common Shares received upon conversion of this Debenture until the end of the Lock-Up Period and (b) stamp, imprint or notate the Common Shares received upon conversion of the Debenture with the following legend:

(a)

“THE SECURITIES REPRESENTED HEREBY ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE, INCLUDING A LOCK-UP PERIOD, ALL AS SET FORTH IN CERTAIN AGREEMENTS BETWEEN THE RECORD OWNER OF THESE SHARES AND THE COMPANY, COPIES OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE COMPANY.”

Section 3.9 Resale and Conversion Restrictions, Legending and Disclosure

By its acceptance hereof the Debentureholder acknowledges that this Debenture and the Common Shares issuable upon conversion hereof will be subject to certain resale restrictions under applicable securities laws, and the Debentureholder agrees to comply with all such restrictions and laws. The Debentureholder further acknowledges and agrees that all certificates representing securities issued will bear the legends substantially in the form set forth on the face page hereof, where required, as well as any legends required by all Applicable Securities Laws. If at any time after the expiration of the Lock-Up Period, the Common Shares issuable upon the conversion of this Debenture shall be “restricted securities” within the meaning of Rule 144 of the Securities Act, the Borrower shall file and cause to be declared effective a registration statement on Form S-1 (or on Form S-3 if then available) registering for resale such securities along with the Common Shares issuable upon the exercise of the Warrants. The parties hereby agree that concurrently herewith they shall enter into a registration rights agreement setting forth the registration obligations described in this Section 3.9 (“Registration Rights Agreement”). The Debentureholder acknowledges that the Borrower will be required to provide to the applicable securities regulatory authorities the identity and other personal information of the Debentureholder and its principals and the Debentureholder hereby agrees thereto.

Article 4 – RIGHTS OF DEBENTUREHOLDER

Section 4.1 Distribution on Dissolution, Etc.

Upon any sale, in one transaction or a series of transactions, of all or substantially all of the assets of the Borrower or distribution of the assets of the Borrower upon any dissolution or winding-up or total liquidation of the Borrower, whether in bankruptcy, liquidation, re-organization, insolvency, receivership or other similar proceedings or upon an assignment to or for the benefit of creditors of the Borrower or otherwise any payment or distribution of assets of the Borrower, whether in cash, property or security, shall be paid or delivered by the trustee in bankruptcy, receiver, assignee of or for the benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, directly to the holder of this Debenture or their representatives, to the extent necessary, to pay all obligations pursuant to this Debenture in full.

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Section 4.2 Certificate Regarding Creditors

Upon any payment or distribution of assets of the Borrower referred to in this Article 4 the Debentureholder shall be entitled to rely upon a certificate of the trustee in bankruptcy, receiver, assignee of or for benefit of creditors or other liquidating agent of the Borrower making such payment or distribution, delivered to the Debentureholder, for the purpose of ascertaining the persons entitled to participate in such distribution, and other indebtedness of the Borrower, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 4.

Section 4.3 Rights of Debentureholder Reserved

Nothing contained in this Article 4 or elsewhere in this Debenture is intended to or shall impair, as between the Borrower and the Debentureholder, the obligation of the Borrower, which is absolute and unconditional, to pay to the Debentureholder the Principal Amount and interest on the Debenture, as and when the same shall become due and payable in accordance with their terms, nor shall anything herein prevent the Debentureholder from exercising all remedies otherwise permitted by applicable law upon default under this Debenture.

Section 4.4 Payment of Debenture Permitted

Nothing contained in this Debenture shall:

(a)	prevent the Borrower from making payments of the Principal Amount, interest and other amounts to the Debentureholder when due under this Debenture as herein provided;

(b)	prevent the conversion of this Debenture into Common Shares as herein provided or as otherwise permitted according to law, including in connection with a bankruptcy, reorganization, insolvency, or other arrangement with creditors, of the Borrower; and

(c)	prevent the redemption of this Debenture by the Borrower as herein provided or as otherwise permitted according to law.

Article 5– COVENANTS OF THE BORROWER

The Borrower covenants and agrees that:

(1) Payment Obligations. The Borrower shall duly and punctually pay all principal, interest and other amounts owing to the Debentureholder promptly when by it hereunder;

(2) Performance of Covenants. The Borrower shall promptly perform and satisfy all covenants and obligations to be performed by it under the Transaction Documents at the times and places and in the manner provided for herein;

(3) Maintain Corporate Existence. Each of the Borrower and its Subsidiaries shall maintain its corporate existence, and preserve its rights, powers, licenses and privileges which are necessary or material to the conduct of its business, and not materially change the nature of its Business other than expanding its Business to the production of cannabis-containing beverages and related products;

(4) Notice of Event of Default. The Borrower shall promptly, and in any event within five (5) Business Days after a responsible officer of the Borrower becoming aware, give notice to the Debentureholder of the existence of any Event of Default; and

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(5) Share Capital. The Borrower shall:

(a)	cause the Common Shares issuable in connection with a Conversion Event, to be duly issued and delivered in accordance with the terms hereof; and

(b)	ensure that all Common Shares which shall be issued in connection with a Conversion Event be issued as fully paid and non-assessable.

Article 6– EVENTS OF DEFAULT

Section 6.1 Events of Default

(1) Any of the following shall constitute an Event of Default under this Debenture (each an “Event of Default”):

(a)	the Principal Amount owing hereunder shall not be paid when due;

(b)	if the Borrower fails to pay when due any interest or other amount owing by the Borrower to the Debentureholder and the default is not remedied by the Borrower within ten (10) Business Days of notice of default by the Debentureholder;

(c)	the Borrower fails to issue the Common Shares in respect of the Principal Amount in connection with the Conversion Event, if such failure continues for a period of ten (10) Business Days;

(d)	if the Borrower fails to make any payment or to observe, perform or comply with any term, covenant, condition or obligation of the Borrower contained in any Transaction Document or is otherwise in default of any of the provisions contained herein (other than referred in subparagraphs (a), (b) and (c) of this Section 6.1) and such default, if capable of being remedied, is not remedied within twenty (20) Business Days after the Borrower receives written notice of such default from the Debentureholder;

(e)	any representation or warranty of the Borrower in any Transaction Document proves to be untrue in any material respect;

(f)	a decree or order of a court having jurisdiction is entered adjudging the Borrower as bankrupt or insolvent;

(g)	if the Borrower shall generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due or if a decree or order of a court having jurisdiction is entered adjudging the Borrower a bankrupt or insolvent;

(h)	if the Borrower shall apply for, consent to or acquiesce in the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or make a general assignment for the benefit of creditors;

(i)	if the Borrower shall in the absence of an application referred to in Section 6.1(1)(h), consent or acquiescence, become subject to the appointment of a trustee, receiver, or other custodian for the Borrower or for a substantial part of the property thereof, or have a distress, execution, attachment, sequestration or other legal process levied or enforced on or against a substantial part of the property of the Borrower unless being actively contested in good faith through legal proceedings by the Borrower; or

(j)	if the Borrower shall permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of the Borrower and, if any such case or proceeding is not commenced by the Borrower, such case or proceeding, if contested by the Borrower is not dismissed within thirty (30) days; there is an expropriation of all or substantially all of the property of the Borrower or any of its Subsidiaries.

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(2) If an Event of Default described in (h), (i) or (j) shall occur, the entire unpaid Principal Amount of this Debenture, and any accrued and unpaid interest on this Debenture shall become immediately due and payable without any declaration or other act on the part of the Debentureholder. Immediately upon the occurrence of any Event of Default described in (h), (i) or (j), or upon failure to pay this Debenture on the Maturity Date, the Debentureholder, upon notice to the Borrower, may proceed to protect, enforce, exercise and pursue any and all rights and remedies available to the Debentureholder under this Debenture, or at law or in equity.

(3) If any other Event of Default shall occur for any reason, whether voluntary or involuntary, and be continuing for at least thirty (30) Business Days after the Borrower receives written notice of such default from the Debentureholder, the Debentureholder may by notice to the Borrower declare all or any portion of the outstanding Principal Amount of this Debenture and any accrued and unpaid interest on this Debenture to be due and payable, whereupon the full unpaid amount of this Debenture which shall be so declared due and payable shall be and become immediately due and payable without further notice, demand or presentment.

Article 7 – MUTILATION, LOSS, THEFT OR DESTRUCTION OF DEBENTURE CERTIFICATE

In case this Debenture certificate shall become mutilated or be lost, stolen or destroyed, the Borrower, shall issue and deliver, a new replacement Debenture certificate upon surrender and cancellation of the mutilated Debenture certificate or, in the case of a lost, stolen or destroyed Debenture certificate, in lieu of and in substitution for the same. In the case of loss, theft or destruction, the applicant for a substituted Debenture certificate shall furnish to the Borrower such evidence of the loss, theft or destruction of the Debenture certificate as shall be satisfactory to the Borrower in its discretion and shall also furnish an indemnity and surety bond satisfactory to the Borrower in its discretion. The applicant shall pay all reasonable expenses incidental to the issuance of any substituted Debenture certificate.

Article 8 – GENERAL

Section 8.1 Taxes, etc.

All payments made by the Borrower to the Debentureholder under this Debenture shall be made free and clear of, and without deduction for or on account of, any Taxes now or hereafter imposed by any official body in any jurisdiction. If any Taxes are required to be withheld or deducted from any amounts payable by the Borrower to the Debentureholder hereunder, the Borrower shall:

(a)	within the time period for payment permitted by applicable law, pay to the appropriate governmental body the full amount of such Taxes and any additional Taxes in respect of the payment required under Section 8.1(b) hereof and make such reports and filings in connection therewith in the manner required by applicable law; and

(b)	pay to the Debentureholder an additional amount which (after deduction of all Taxes incurred by reason of the payment or receipt of such additional amount) will be sufficient to yield to the Debentureholder the full amount which would have been received by it had no deduction or withholding been made.

Upon the request of the Debentureholder, the Borrower shall furnish to the Debentureholder the original or a certified copy of a receipt for (or other satisfactory evidence as to) the payment of each of the Taxes (if any) payable in respect of such payment. If the Debentureholder receives a refund of any Taxes with respect to which the Borrower has paid any additional amount under this Section 8.1, the Debentureholder shall pay over such refund to the Borrower. Nothing herein is intended to require payment by the Borrower to or for the Debentureholder in respect of any Taxes payable by the Debentureholder in respect of Taxes on the Debentureholders’ own income, capital, capital gains, dividends, or other earnings realized pursuant to payments made pursuant to the terms of this Debenture.

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Section 8.2 Notice

Any demand, notice, direction or other communication to be made or given hereunder (in each case, “Communication”) shall be in writing and shall be made or given by personal delivery, by courier, by facsimile or email transmission, or sent by registered mail, charges prepaid, addressed to the respective parties as follows:

(a)	if to the Borrower:

Permex Petroleum Corporation

1700 Post Oak Boulevard, 2 Blvd Place, Suite 600

Houston, Texas 77056

Attention: Brad Taillon

Email: btaillon@permexpetroleum.com

(b)	if to the Debentureholder:

Kent Lindemuth

4350 NW Green Hills Place

Topeka, KS 66618, USA

Attention: Kent Lindemuth

E-mail: kentlindemuth@icloud.com

or to such other address or email number as any party may from time to time designate in accordance with this Section. Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof or if such day is not a Business Day, on the first Business Day thereafter. Any Communication made or given by email on a Business Day before 4:00 p.m. (local time of the recipient) shall be conclusively deemed to have been given and received on such Business Day and otherwise shall be conclusively deemed to have been given and received on the first Business Day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the fifth Business Day following the date of mailing but if, at the time of mailing or within five Business Days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by any other means provided for in this Section.

Section 8.3 Merger of Borrower

By its acceptance hereof, each of the Borrower and the Debentureholder acknowledges and agrees that in the event a Merger occurs, then all references herein to the Borrower shall extend to and include the entity resulting therefrom or which thereafter will carry on the business of the Borrower.

Section 8.4 Amendments

This Debenture may not be amended or otherwise modified except by an instrument in writing executed by the Borrower and the Collateral Agent.

Section 8.5 Waivers

The Debentureholder shall not, by any act, delay, omission or otherwise, be deemed to have expressly or impliedly waived any of its rights, powers and/or remedies unless such waiver shall be in writing and executed by an authorized officer of the Debentureholder. Any such waiver shall be enforceable only to the extent specifically set forth therein. A waiver by the Debentureholder of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which the Debentureholder would otherwise have on any future occasion, whether similar in kind or otherwise.

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Section 8.6 Transfer of Debenture

This Debenture shall not be transferable except with the written consent of the Borrower. No transfer of this Debenture shall be valid unless made in accordance with applicable laws, including Applicable Securities Laws. If the Debentureholder intends to transfer this Debenture or any portion thereof, it shall provide notice to the Borrower of its intention of such transfer. Upon approval of such transfer by the Borrower and the surrender by the Debentureholder of this Debenture, the Borrower shall execute and deliver to the applicable transferee a new Debenture registered in the name of the transferee. If less than the full Principal Amount of this Debenture is transferred, the Debentureholder shall be entitled to receive, in the same manner, a new Debenture certificate registered in its name evidencing the portion of the Principal Amount of this Debenture not so transferred. Prior to registration of any transfer of this Debenture, the Debentureholder and the applicable transferee shall be required to provide the Borrower with necessary information and documents, including certificates and statutory declarations, as may be required to be filed under applicable laws.

Section 8.7 Release and Discharge

If the Debentureholder is converted into Common Shares pursuant to Article 3 hereof or if the Borrower pays all of the Obligations in full to the Debentureholder, the Debentureholder shall release this Debenture and the Borrower shall be, and shall be deemed to have, discharged of all its obligations under this Debenture. The Debentureholder shall then, at the request of the Borrower execute and deliver all such releases and further assurances as may be reasonably required in this regard.

Section 8.8 Successors and Assigns

This Debenture shall enure to the benefit of the Debentureholder and its successors and assigns, and shall be binding upon the Borrower and its successors and permitted assigns.

Section 8.9 Time

Time shall be of the essence of this Debenture.

Section 8.10 Governing Law

This Debenture shall be governed by and interpreted in accordance with the laws of the State of Texas. The Borrower and, by its acceptance hereof, the Debentureholder each hereby irrevocably submit and attorn to the nonexclusive jurisdiction of the courts of the State of Texas in connection with this Debenture.

Section 8.11 Consent to Jurisdiction

SUBJECT TO CLAUSE (E) OF THE FOLLOWING SENTENCE, ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE OF TEXAS, COUNTY OF DALLAS AND CITY OF DALLAS. BY EXECUTING AND DELIVERING THIS DEBENTURE, THE BORROWER, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, HEREBY EXPRESSLY AND IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS (OTHER THAN WITH RESPECT TO ACTIONS BY THE DEBENTUREHOLDER OR ANY AGENT IN RESPECT OF RIGHTS UNDER ANY TRANSACTION DOCUMENT GOVERNED BY LAWS OTHER THAN THE LAWS OF THE STATE TEXAS OR WITH RESPECT TO ANY COLLATERAL SUBJECT THERETO); (B) WAIVES (I) JURISDICTION AND VENUE OF COURTS IN ANY OTHER JURISDICTION IN WHICH IT MAY BE ENTITLED TO BRING SUIT BY REASON OF ITS PRESENT OR FUTURE DOMICILE OR OTHERWISE AND (II) ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWER AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 8.2; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE BORROWER IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT THE DEBENTUREHOLDER RETAINS THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION IN CONNECTION WITH THE EXERCISE OF ANY RIGHTS UNDER ANY TRANSACTION DOCUMENT OR THE ENFORCEMENT OF ANY JUDGMENT.

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Section 8.12 WAIVER OF JURY TRIAL

EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS DEBENTURE, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER WILL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTIONS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS DEBENTURE MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.13 SEVERABILITY

In case any provision in or obligation hereunder or under any other Transaction Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby (it being understood that the invalidity, illegality or unenforceability of a particular provision in a particular jurisdiction shall not in and of itself affect the validity, legality or enforceability of such provision in any other jurisdiction). The parties hereto shall endeavor in good faith negotiations to replace any invalid, illegal or unenforceable provisions with valid, legal and enforceable provisions the economic effect of which comes as close as reasonably possible to that of the invalid, illegal or unenforceable provisions.

Section 8.14 COUNTERPARTS

This Debenture may be executed in any number of counterparts (and by different parties hereto on different counterparts), each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Debenture by facsimile, emailed pdf. or other electronic transmission that reproduces an image of the actual executed signature page will be effective as delivery of a manually executed counterpart thereof.

Section 8.15 ELECTRONIC EXECUTION

The words “execution,” “signed,” “signature,” “delivery,” and words of like import in this Debenture and any other Transaction Document shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Debentureholder to accept electronic signatures in any form or format without its prior written consent.

Section 8.16 Further Assurances

The Borrower shall forthwith, at its own expense and from time to time, do or file, or cause to be done or filed, all such things and shall execute and deliver all such documents, agreements, opinions, certificates and instruments reasonably requested by the Debentureholder or its counsel as may be necessary or desirable to complete the transactions contemplated by this Debenture and carry out its provisions and intention.

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